UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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 FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 3, 2016
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Perrigo Company plc
(Exact name of registrant as specified in its charter)
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Commission file number 001-36353

Ireland	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland	Not Applicable
(Address of principal executive offices)	(Zip Code)
+353 1 7094000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]     Written communications pursuant to Rule 425 under the Securities Act
(17 CFR 230.425)

[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17 CFR 240.14a-12)

[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[ ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e)
On August 3, 2016, Perrigo Company plc (“Perrigo”) and its subsidiary Perrigo Management Company (“Perrigo Management”) entered into an employment agreement with John T. Hendrickson. Mr. Hendrickson has served as Chief Executive Officer of Perrigo and President of Perrigo Management since April 24, 2016.
The employment agreement has an initial term of three years, which is subject to automatic renewal thereafter for one year periods unless either party provides 180 days’ prior notice of non-renewal. In consideration for Mr. Hendrickson’s services as Chief Executive Officer of Perrigo and President of Perrigo Management, the employment agreement provides that he will be entitled to an annual base salary of $900,000 and a target annual bonus opportunity of 115% of his annual base salary, and he will be eligible to participate in the long-term cash and equity incentive plans and employee benefit plans offered to other senior executives of Perrigo Management. In addition, the employment agreement entitles Mr. Hendrickson to indemnification to the fullest extent permitted by applicable law and directors’ and officers’ insurance coverage to the same extent as other officers and directors of Perrigo and Perrigo Management.
If Mr. Hendrickson’s employment were terminated involuntarily by Perrigo or Perrigo Management without cause or by Mr. Hendrickson for good reason not within 24 months following a change in control, he would be entitled to a prorated annual bonus for the year of termination (determined based on actual performance), cash severance equal to two times the sum of his annual base salary and target annual bonus opportunity, payment of the cost of health care continuation coverage for up to 24 months following termination and reimbursement of up to $50,000 in career transition services until the first anniversary of termination. In addition, for purposes of his outstanding equity awards granted prior to the effective date of the employment agreement, any such termination would be treated as an “Involuntary Termination for Economic Reasons” (as defined in the applicable award agreement), which generally would entitle Mr. Hendrickson to 24 months of continued vesting following his termination of employment. Equity awards granted to Mr. Hendrickson following the effective date of the employment agreement will have similar provisions.
If Mr. Hendrickson’s employment were terminated involuntarily by Perrigo or Perrigo Management without cause or by Mr. Hendrickson for good reason within 24 months following a change in control, he would be entitled to substantially the same benefits as described above, except the prorated annual bonus would be determined based on his target bonus opportunity and the cash severance payment would be equal to three times the sum of his annual base salary and target annual bonus opportunity.
The foregoing severance benefits are subject to Mr. Hendrickson’s execution of a release of claims in favor of Perrigo, Perrigo Management and their affiliates. In addition, Mr. Hendrickson has agreed to comply with a two-year post-termination noncompete covenant, a two-year post-termination nonsolicitation of customers and employees covenant, a perpetual confidentiality covenant and a perpetual nondisparagement covenant. Further, Mr. Hendrickson has agreed to assign all intellectual property he develops in connection with his employment to Perrigo and its affiliates.
The foregoing summary of the employment agreement with Mr. Hendrickson does not purport to be complete and is qualified in its entirety by reference to the full text thereof, which is included as Exhibit 10.1 hereto.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit	Description

10.1	Employment Agreement, dated as of August 3, 2016, by and among Perrigo Company plc, Perrigo Management Company and John T. Hendrickson.

Signature

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERRIGO COMPANY PLC
(Registrant)

Dated: August 5, 2016	By:	/s/ Judy L. Brown
Judy L. Brown
Executive Vice President, Business Operations and Chief Financial Officer (Principal Accounting and Financial Officer)

Exhibit Index

Exhibit	Description

10.1	Employment Agreement, dated as of August 3, 2016, by and among Perrigo Company plc, Perrigo Management Company and John T. Hendrickson.